Exhibit 10.1

Paul Myners
[Address]

18 April 2007

Dear Paul

Following our recent discussions, I am writing to confirm the terms that you have agreed with Aspen Insurance Holdings Limited (the ‘‘Company’’) in connection with your resignation as Chairman and member of the Board of Directors.

In this letter, the following definitions shall apply:

‘‘Aspen Party’’ means any Group Company or any employee, agent or officer of any Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any Group Company;

‘‘the Board’’ means the Board of directors of the Company or the directors present at a duly convened meeting of the directors at which a quorum is present and acting throughout;

‘‘the Business’’ means the business of the Group or any Group Company at the Departure Date with which you have been concerned to a material extent at any time in the Relevant Period;

‘‘the Departure Date’’ means 2 May 2007;

‘‘the Group’’ means the Company and any holding company of the Company from time to time and any subsidiary of the Company or of any such holding company from time to time and ‘‘Group Company’’ shall have the same meaning, except that references to the ‘‘Group’’ and ‘‘Group Companies’’ shall only be reference to the Group and Group Companies in respect of which you have carried out material duties in the Relevant Period. The terms ‘‘holding company’’ and ‘‘subsidiary’’ shall have the meanings ascribed to them by Section 736 of the Companies Act 1985, as amended;

‘‘Key Employee’’ shall mean any person who at the Departure Date is employed or engaged by the Company or any Group Company with whom you have had material contact during the Relevant Period and (a) is a Member of the Management Board of the Company and/or (b) is employed in the capacity of underwriter and is the head of an underwriting team.

‘‘the Plan’’ means the rules of the Aspen Insurance Holdings Limited Amended 2003 Share Incentive Plan, as amended from time to time and the agreements made between you and the Company from time to time in connection with Awards thereunder;

Aspen Insurance Holdings Ltd
Maxwell Roberts Building, 1 Church Street, Hamilton HM 11 Bermuda
T +1 441 295 8201 F +1 441 295 1829 W aspen.bm

‘‘Relevant Period’’ shall mean the period of 12 months immediately preceding the Departure Date;

‘‘Restricted Business’’ shall mean any business or undertaking which is engaged in or carries on business in the United Kingdom, Bermuda or the USA in competition with the Business and in which the insurance or reinsurance part of the business or undertaking is not a secondary or subsidiary activity and not less than 20% of total turnover;

‘‘Restricted Person’’ shall mean any person who or which has at any time during the Relevant Period done business with the Company or any other Group Company as customer or client or consultant and who or which you shall have had personal dealings with, contact with or responsibility for (each, in a business or commercial capacity) during the Relevant Period.

1.    Resignation of Appointment

1.1	Your resignation as Chairman and member of the Board will become effective on the Departure Date.

1.2	You will agree to sign any documentation required by the Company in order to give effect to your resignation of your appointment as Chairman.

1.3	You will continue to receive your director’s fee in respect of your appointment up to the Departure Date when such entitlement will cease.

2.	Compensation and Stock Options

2.1	By way of consideration for the continuing obligations contained in paragraph 4.1 below, less such deductions that the Company is obliged by law to make you will receive the following:

2.1.1	a bonus of £50,000 for the period of appointment from 1 January 2007 to 30 April 2007;

2.1.2	On 20 August 2003, you were awarded a grant of 314,110 options on 20 August 2003 pursuant to the rules of the Plan. In accordance with the vesting rules of the Plan, 82.23% of these options have vested and the remainder have not yet vested. The Board has agreed that the remaining portion of these options which have not yet vested will vest on the Departure Date;

2.1.3	On 16 February 2006, you were awarded 12,684 options and 864 performance share awards pursuant to the rules of the Plan. One third of the options and performance share awards have met their performance conditions as provided in the rules of the Plan. The Board has agreed that this one third of options and performance share awards which have met their performance conditions will vest on the Departure Date.

2.2	The awards of performance share awards and options for 2005 that were made to you have not met their performance conditions and, as provided in the rules of the Plan in such circumstances, all such performance shares awards and options are therefore forfeited and will not vest.

2.3	You are reminded of your obligations and restrictions pursuant to your shareholder’s agreement with the Company dated 20 August 2003 (the ‘‘Shareholder’s Agreement’’) in which you agreed not to sell more than 5% of your Initial Holdings (as defined in the Shareholder’s Agreement) in any 12 month period until 20 August 2008. The Company will agree to amend this restriction to allow you to sell up to 25% of your Initial Holdings in any 12 month period until 20 August 2008, subject to your compliance with the continuing obligations in paragraph 4.1 during the period until 20 August 2008. If you breach the continuing obligations on or before 20 August 2008, the restriction will revert to being 5%. After 20 August 2008, you will be permitted to sell any remaining stock without restriction. In addition, with effect from the Departure Date, you will be able to sell any of the shares of the Company that you held prior to the Company’s initial public offering free from the restrictions of the Shareholder’s Agreement.

2.4.	Following the Departure Date, pursuant to the rules of the Plan and the terms of the grants, you have 3 months in which to exercise any vested options that you hold. Subject to your compliance with the obligations in the Shareholders Agreement and the amended restriction allowing you to sell up to 25% of your Initial Holdings in the period to 20 August 2008, the Board has agreed that the period in which you will be able to exercise any vested options following the Departure Date be extended to 20 August 2008.

2.5	You agree to fully and properly indemnify and keep indemnified the Company against any demand for tax which may become payable arising from the payments and the arrangements set out in this letter and interest, penalties, costs, damages or expenses which the Company may incur in connection with such a demand, with the exception of any interest, penalties, costs, damages or expenses which the Company may incur through its own act or omission. The Company agrees promptly to notify you of any interest, penalties, costs, damages or expenses.

3.	Waiver of Claims

3.1	Except as provided in paragraph 3.4 below, by signing this letter, you acknowledge and confirm that you have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any Group Company or any of their officers or employees in respect of your resignation of your office or any shares or options you hold or otherwise (whether arising under common law, statute or otherwise and whether arising in the United Kingdom or in any other country or any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom’s membership of the European Union). To the extent that any such claim exists or may exist, you irrevocably waive such claim and release the Company, any Group Company and its or their officers and employees from any liability in respect thereof.

3.2	Except as provided in paragraph 3.4 below, by signing this letter, the Company acknowledges and confirms that neither the Company nor any Group Company has any claim or right of action of any kind outstanding against you in respect of your resignation or otherwise (whether arising under common law, statute or otherwise and whether arising in the United Kingdom or in any other country or any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom’s membership of the European Union). To the extent that any such claim exists or may exist, the Company, for itself and on behalf of each Group Company, irrevocably waives such claim and releases you from any liability in respect thereof.

3.3	Paragraphs 3.1 and 3.2 above applies to all present and future claims, costs, expenses or rights of action and shall have effect irrespective of whether or not you, the Company or any Group Company could be aware of such claims, costs, expenses or rights of action at the date of this letter and irrespective of whether or not such claims, costs or rights of action are in the express contemplation of you, the Company or any Group Company at the date of this letter (including such claims, costs, expenses or rights of action of which you, the Company or any Group Company become aware after the date of this letter in whole or in part as a result of the commencement of new legislation or the development of common law or which arise after the date of this letter).

3.4	For the avoidance of doubt, paragraphs 3.1, 3.2 and 3.3 above shall not apply to any claim or right of action in respect of the terms of this letter.

4.	Continuing Obligations

4.1	In consideration for the payments made and modifications and improvement in vesting schedules in paragraph 2 above, you undertake:

4.1.1	that you shall not for a period of 1 year following the Departure Date, without the prior written consent of the Board, be employed, engaged, interested in or concerned with any Restricted Business;

4.1.2	that you shall not, in connection with the carrying on of any Restricted Business for a period of 2 years following the Departure Date, without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly, solicit or entice away or endeavour to solicit or entire away from the Company or any other Group Company any Key Employee;

4.1.3	that you shall not, in connection with the carrying on of any Restricted Business for a period of 2 years following the Departure Date, without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly, canvas, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any service provided and/or any products sold by the Company or any other Group Company any Restricted Person;

4.1.4	not to make any disparaging comment about the Company or any Aspen Party in public unless the making of such comment is required by law, any securities exchange, any regulatory authority or a court;

4.1.5	that, unless required to do so by law or the rules of any securities exchange or any other regulatory body having jurisdiction over you, you must not disclose to any company or person any trade secrets or other confidential information concerning the Company or any Group Company which may have come to your knowledge by virtue of your position as a director of the Company or any Group Company.

4.2.	The covenants contained in paragraphs 4.1.1, 4.1.2 and 4.1.3 above are intended to be separate, severable and enforceable and are considered by you and the Company to be reasonable. In the event that a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter is unenforceable against you, the provisions of this letter shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory at such maximum extent as such court may judicially determine enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction in this letter is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.3	The Company agrees not to make, and to use reasonable endeavours to ensure that the directors of the Company and any Group Company and members of the Management Board of the Company and any Group Company do not make, any disparaging comment about you in public unless the making of such comment is required by law, any securities exchange, any regulatory authority or a court;

4.4	The Company agrees that unless required to do so by law or the rules of any security exchange or any other regulatory body having jurisdiction over it, it will not disclose to third parties any confidential information concerning you.

4.5	The Company confirms that it has in place directors’ and officers’ liability insurance (as described in the memo from David Curtin dated 23 August 2006) and that it will continue to pay the premiums of such insurance.

5.	Company Property

You agree that on or before the Departure Date you will return to the Company any property belonging to the Company or any Group Company which is in your possession.

6.	Governing Law and Jurisdiction

These terms shall be governed by and construed in accordance with English Law and are subject to the exclusive jurisdiction of the English Courts.

7.	Third Parties

The Contract (Rights of Third Parties) Act 1999 applies to this letter. The terms may be enforced by any of the Company or any Group Company’s directors, officers, employees or agents (past or present) but not otherwise by any third party.

Please sign and return the enclosed copy of this letter confirming that you agree to these terms of your resignation as Chairman and member of the Board.

Yours sincerely

Chris O’Kane
For and on behalf of
Aspen Insurance Holdings Limited

I have read and agree to the above which sets out the terms relating to my resignation as Chairman and member of the Board.

Signed: Paul Myners	Date: